Exhibit 99.1

FOR IMMEDIATE RELEASE

VERENIUM REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED

DECEMBER 31, 2009

CAMBRIDGE, Mass., March 11, 2010 – Verenium Corporation (NASDAQ: VRNM), a pioneer in the development of next-generation cellulosic ethanol and high-performance specialty enzymes, today reported financial results for the fourth quarter and year ended December 31, 2009. The Company also provided a summary of recent highlights and accomplishments.

“I am pleased to report that although 2009 was a challenging year both from an economic and industry perspective, Verenium remained focused on its overall goals and continued to execute against key corporate initiatives,” said Carlos A. Riva, President and Chief Executive Officer of Verenium. “Verenium made significant progress throughout 2009 creating a stronger business platform and better positioning it for future commercial success.”

Company Highlights

In fiscal 2009, Verenium made significant progress in several important areas, including:

•	Aggressively managing costs to decrease operating expenses and conserve capital;

•	Establishing Vercipia Biofuels, a 50-50 joint venture with BP Biofuels North America, focused on developing one of the nation’s first commercial-scale cellulosic ethanol facilities;

•	Sponsoring, through Vercipia, the first cellulosic ethanol project to enter the project due diligence phase of the U.S. Department of Energy’s (DOE) Loan Guarantee program;

•	Significantly increasing sales of Fuelzyme®-LF and Veretase™ alpha-amylase, sequentially and year-over-year, as the corn ethanol industry recovered in late 2009;

•	Gaining commercial traction with Purifine®, including a long-term contract with, Molinos Río de la Plata, one of the world’s largest soybean oil processors;

•	Extending strategic partnerships with Bunge and Alfa Laval, further increasing the Company’s global market presence; and

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Completing its research collaboration with Syngenta, gaining rights to several enzyme product candidates in late-stage development, and license fees and rights to future royalties for a commercial enzyme candidate licensed to a third party.

“The growth we achieved in our product gross margin dollars in 2009 demonstrates the underlying strength of our enzyme business,” said James E. Levine, Executive Vice President and Chief Financial Officer. “We look forward to further progress in 2010.”

Financial Results

Total revenues for the fourth quarter and year ended December 31, 2009 were $16.6 million and $65.9 million, respectively, compared to $19.7 million and $69.7 million for the same periods in the prior year, with product revenues representing more than 60 percent of total revenues in all periods.

Product revenues for the fourth quarter and year ended December 31, 2009 were $11.9 million and $44.0 million, respectively, compared to $12.1 million and $49.1 million for same periods in the prior year, representing a 2 percent decrease for the fourth quarter and 10 percent decrease for the year ended December 31, 2009, primarily reflecting the impact of a shift in a portion of manufacturing volume of Phyzyme from the Company’s toll manufacturing facility in Mexico City to Genencor’s manufacturing facility. Pursuant to current accounting rules, for sales of Phyzyme manufactured by Genencor, an affiliate of Danisco, the Company recognizes revenue only for the amount of the royalty from Danisco, whereas for product supplied through the toll manufacturing facility in Mexico City, the Company recognizes revenue for the sale of the product to Danisco at cost, along with the royalty revenue. The decrease in product revenue for the year ended December 31, 2009 also reflects the Company’s discontinuation of its Bayovac-SRS and Quantum product lines during early 2008. The decrease in these product revenues was offset in part by an increase in revenues from the Company’s Fuelzyme, Veretase and Xylathin enzymes.

Product gross margin dollars increased in the fourth quarter and for the full year ended December 31, 2009, versus the same periods in the prior year, due primarily to an increase in Phyzyme royalties from Danisco, a shift in product mix to higher margin products and a reduction in inventory losses compared to 2008 related to contamination issues in the Phyzyme enzyme manufacturing process, which resulted in a lower product gross margin dollars in 2008.

Excluding cost of product revenues, total operating expenses decreased to $20.4 million and $102.3 million for the fourth quarter and year ended December 31, 2009 from $30.7 million and $214.4 million for the fourth quarter and year ended December 31, 2008. The year-over-year decrease in total gross operating expenses (excluding cost of product revenues) relates primarily to the $106.1 million non-cash goodwill impairment charge recorded in September 2008. Excluding the goodwill impairment charge, total operating expenses (excluding cost of product revenues) decreased $5.9 million for the year ended December 31, 2009 as compared to the same period in 2008, primarily due to aggressive expense management. Total operating expenses include gross expenses incurred to support ongoing development related to the Company’s consolidated joint ventures with BP, Galaxy and Vercipia. BP’s share of the total operating expenses of the joint ventures was $8.8 million and $34.3 million for the fourth quarter and year ended December 31, 2009 and $7.5 million and $12.5 million for the fourth quarter and year ended December 31, 2008, and is included below operating expenses as “Loss attributed to non-controlling interest in consolidated entities” on the Company’s Consolidated Income Statement. On a non-GAAP basis, net of BP’s share of expenses, pro forma net operating expenses decreased as compared to prior periods, reflecting the cost sharing and the Company’s expense minimization efforts.

Interest expense related almost exclusively to the cash and non-cash interest expense from the Company’s convertible debt instruments. Of total net interest expense for the fourth quarter and year ended December 31, 2009, $0.5 million and $4.0 million, respectively, represents non-cash interest expense related to the Company’s convertible notes, compared to $1.6 million and $5.4 million in non-cash interest for the same periods in 2008.

Net loss attributed to Verenium for the quarter and year ended December 31, 2009 was $3.0 million and $21.9 million, respectively, compared to $11.9 million and $176.5 million for the same periods in 2008. Adjusted for the non-cash impact of accounting related to the 8% and 9% convertible notes and non-cash goodwill impairment charge, the Company’s non-GAAP pro-forma net loss for the quarter and year ended December 31, 2009 was $3.5 million and $40.1 million, as compared to $14.1 million and $70.1 million for the same periods in the prior year. The Company believes that excluding the non-cash impact of these items provides a more consistent measure of operating results.

As of December 31, 2009, the Company had unrestricted cash and cash equivalents totaling approximately $32.1 million, of which $7.2 million was held by the Company’s consolidated joint venture with BP, Vercipia, which is available solely for the operations of Vercipia.

About Verenium

Verenium Corporation is a leader in the development and commercialization of cellulosic ethanol, an environmentally-friendly and renewable transportation fuel, as well as high-performance specialty enzymes for applications within the biofuels, industrial, and animal health markets. The Company possesses integrated, end-to-end capabilities and cutting-edge technology in pre-treatment, novel enzyme development, fermentation and project development for next-generation biofuels. Through Vercipia, a 50-50 joint venture with BP, the Company is moving rapidly to commercialize cellulosic technology for the production of ethanol from a wide array of non-food feedstocks, including dedicated energy crops, agricultural waste, and wood products. In addition to the vast potential for biofuels, a multitude of large-scale industrial opportunities exist for the Company for products derived from the production of low-cost, biomass-derived sugars.

Verenium’s Specialty Enzyme business harnesses the power of enzymes to create a broad range of specialty products to meet high-value commercial needs. Verenium’s world class R&D organization is renowned for its capabilities in the rapid screening, identification, and expression of enzymes-proteins that act as the catalysts of biochemical reactions. For more information on Verenium, visit http://www.verenium.com.

Forward Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include, but are not limited to, statements related to the Company’s lines of business, operations, capabilities, commercialization activities, joint ventures, cellulosic ethanol facilities, target markets and future financial performance, results and objectives, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium’s strategic focus, risks associated with Verenium’s technologies, risks associated with the costs, labor requirements and labor availability associated with Verenium’s demonstration plant, risks associated with Verenium’s ability to obtain additional capital to support its planned operations and financial obligations, risks associated with Verenium’s dependence on patents and proprietary rights, risks associated with Verenium’s protection and enforcement of its patents and proprietary rights, technological, regulatory, competitive and other risks related to development, production, and commercialization of cellulosic ethanol and other biofuels and the commercial prospects of those industries, Verenium’s dependence on existing collaboration, joint venture, manufacturing, and/or license agreements, and its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize its technologies and products (including by obtaining any required regulatory approvals) using Verenium’s technologies and timing for launching any commercial products and projects, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture agreements and licenses, changes in the U.S. or global energy markets and laws and regulations applicable to them, and risks and other uncertainties more fully described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2008 and any updates contained in its subsequently filed quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof, and the Company expressly disclaims any intent or obligation to update these forward-looking statements.

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Contacts:

Kelly Lindenboom Vice President, Corporate Communications 617-674-5335 kelly.lindenboom@verenium.com	Sarah Carmody Manager, Corporate Communications 617-674-5357 sarah.carmody@verenium.com

Verenium Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues:
Product	$11,862	$12,130	$43,956	$49,083
Grant	3,193	4,203	16,837	6,920
Collaborative	1,564	3,412	5,118	13,656

Total revenue	16,619	19,745	65,911	69,659

Operating expenses:
Cost of product revenue	7,446	8,131	27,929	35,153
Research and development	13,500	18,390	63,961	63,438
Selling, general and administrative	6,871	12,354	38,356	44,822
Goodwill impairment charge	—	—	—	106,134

Total operating expenses	27,817	38,875	130,246	249,547

Loss from operations	(11,198)	(19,130)	(64,335)	(179,888)

Interest and other income, net	21	116	130	960
Interest expense	(2,016)	(2,561)	(11,105)	(9,823)
Gain on contract settlement	870	—	870	—
Loss on exchange of 2007 convertible notes	—	—	—	(3,599)
Gain on amendment of 2008 convertible notes	—	—	3,977	—
Gain (loss) on debt extinguishment	317	29	8,946	(118)
Gain on net change in value of derivative assets and liabilities	199	2,196	5,277	3,478

Net loss	$(11,807)	$(19,350)	$(56,240)	$(188,990)
Loss attributed to non-controlling interest in consolidated entities	8,849	7,500	34,349	12,500

Net loss attributed to Verenium	$(2,958)	$(11,850)	$(21,891)	$(176,490)

Basic and diluted net loss per share	$(0.26)	$(2.11)	$(2.58)	$(33.03)

Shares used in computing basic and diluted net loss per share	11,493	5,603	8,470	5,344

Note: All share and per share data has been retroactively adjusted for the Company’s 1-for-12 reverse stock split, which was effective September 9, 2009.

Verenium Corporation

Consolidated Balance Sheet Data

(in thousands)

	December 31, 2009	December 31, 2008
Cash and cash equivalents	$32,055	$7,458
Accounts receivable, net	7,209	8,051
Inventory, net	2,653	2,432
Other current assets	4,657	2,938
Restricted cash	10,400	10,040
Property, plant and equipment, net	108,399	117,271
Other noncurrent assets	2,549	5,433

Total assets	$167,922	$153,623

Current liabilities, excluding deferred revenue	$22,967	$41,247
Deferred revenue	2,199	3,397
Convertible notes, at carrying value	105,756	130,391
Other long term liabilities	6,798	6,280
Stockholders’ equity (deficit)	30,202	(27,692)

Total liabilities, noncontrolling interests and stockholders’ deficit	$167,922	$153,623

Verenium Corporation

Unaudited Supplemental and Non-GAAP Pro Forma Financial Information

(in thousands, except per share amounts)

	Product Gross Margin
	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Product revenues	$11,862	$12,130	$43,956	$49,083
Cost of product revenues	7,446	8,131	27,929	35,153

Product gross margin	$4,416	$3,999	$16,027	$13,930

	Non-GAAP Pro Forma Net Operating Expenses
	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Operating expenses (excluding cost of product revenue)	$20,371	$30,744	$102,317	$214,394

Adjustments:
Goodwill impairment charge	—	—	—	(106,134)
Loss attributed to non-controlling interest in consolidated entities	(8,849)	(7,500)	(34,349)	(12,500)

Non-GAAP pro forma net operating expenses	$11,522	$23,244	$67,968	$95,760

	Non-GAAP Pro Forma Net Loss
	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net loss attributed to Verenium	$(2,958)	$(11,850)	$(21,891)	$(176,490)

Adjustments:
Goodwill impairment charge	—	—	—	106,134
Loss on exchange of 2007 convertible notes	—	—	—	3,599
Gain on amendment of 2008 convertible notes	—	—	(3,977)	—
(Gain) loss on debt extinguishment	(317)	(29)	(8,946)	118
Gain on net change in value of derivative assets and liabilities	(199)	(2,196)	(5,277)	(3,478)

Non-GAAP pro forma net loss	$(3,474)	$(14,075)	$(40,091)	$(70,117)
Non-GAAP pro forma net loss per share	$(0.30)	$(2.51)	$(4.73)	$(13.12)